UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 9, 2008 (October 3, 2008)

HRPT PROPERTIES TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-11527	04-6558834
(Commission File Number)	(IRS Employer Identification No.)

400 Centre Street, Newton, Massachusetts 02458
(Address of Principal Executive Offices) (Zip Code)

617-332-3990

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Trustees of HRPT Properties Trust, or the Company, elected John Mannix as President and Chief Investment Officer and David Lepore as Senior Vice President and Chief Operating Officer.  Mr. Mannix has held the position of President and Chief Operating Officer of the Company since 1999 and resigned as Chief Operating Officer in connection with his election as Chief Investment Officer.  Mr. Lepore has held the position of Senior Vice President since 1998.  These changes were voted on and effective October 3, 2008.

Mr. Mannix (age 52) has also been a Senior Vice President of Reit Management & Research LLC, the Company’s manager, or RMR, since 2006, and was Vice President prior to that time, and has served in various capacities with RMR and its affiliates for over five years.  Mr. Mannix is a member of the Urban Land Institute and the Greater Boston Real Estate Board’s Real Estate Finance Association.

As a Senior Vice President of the Company, Mr. Lepore (age 48) has been and remains primarily responsible for the Company’s building operations and acquisition diligence.  Mr. Lepore has also served as a Senior Vice President of RMR since 2006, and was Vice President prior to that time, and has served in various capacities with RMR and its affiliates for over five years.  Mr. Lepore is a member of the Building Owners and Managers Association, the National Association of Industrial and Office Properties and is a certified real property administrator.

The Company has contractual management agreements with RMR.  For more information with respect to the Company’s relationships with RMR, please see the information set forth under “Related Person Transactions and Company Review of Such Transactions” in the Company’s Proxy Statement relating to its Annual Meeting of Shareholders held on June 12, 2008, as filed with the Securities and Exchange Commission on April 21, 2008.  There are no other transactions in which Mr. Mannix or Mr. Lepore has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HRPT PROPERTIES TRUST

	By:	/s/ John C. Popeo
	Name:	John C. Popeo
	Title:	Treasurer and Chief Financial
Officer

Dated: October 9, 2008